LEASE EXPANSION AND FIFTH AMENDMENT TO LEASE AGREEMENT

THIS LEASE EXPANSION AND FIFTH AMENDMENT TO LEASE AGREEMENT ("Fifth Amendment") is entered into as of the 25th day of March, 1998, between KAB PLAZA PARTNERS, L.P., a Texas limited partnership ("Landlord"), and AMRESCO, INC., a Delaware corporation ("Tenant").

                         WITNESSETH:

      WHERAS, K-P Plaza Limited Partnership, a Texas limited partnership ("K-P Plaza"), and Tenant entered into that certain Office Lease dated February 9, 1996, as amended by that certain First Amendment to Office Lease dated July 17, 1996 ("First Amendment"), covering approximately 130,606 rentable square feet of area ("Original Premises") located on the entire 17th 22nd, 23rd, 24th, and 25th floors and part of the 16th floor as more particularly described in the Lease and commonly referred to as Suite 2400 in the office building located at 700 North Pearl Street (the "North Tower") within the development commonly known as the Plaza of the Americas situated on Blocks 257 and 258 in the City of Dallas, Texas;

      WHEREAS, K-P Plaza and Tenant entered into that Second Amendment to Lease Agreement dated May 27, 1997 ("Second Amendment"), whereby Tenant leased 3,858 rentable square feet of area located on the 16th floor of the North Tower on a temporary basis until December 31, 1997 (the "Temporary Premises"), all as set forth in the Second Amendment.

      WHEREAS, K-P Plaza and Tenant entered into that Third Amendment to Lease Agreement dated September 22, 1997 ("Third Amendment"), whereby Tenant leased an additional 3,128 rentable square feet of area located on the 16th floor of the North Tower on a temporary basis until March 31, 1998 ("Additional Temporary Premises"), all as set forth in the Third Amendment;

      WHEREAS,  Landlord succeeded to the  interest  of  K-P
Plaza and assumed all of K-P Plaza's obligations under the Lease;

      WHEREAS, Landlord and Tenant entered into the Fourth Amendment to Lease Agreement dated January 6, 1998 ("Fourth Amendment"), whereby Tenant expanded the Premises by 32,139 rentable square feet of area - some of which space included the Temporary Space and the Additional Temporary Space - on the 16th and 19th floors of the North Tower ("Fourth Amendment Expansion Premises") so that the Premises thereafter totaled 162,745 rentable square feet of area (such Office Lease Agreement, as amended by the First, Second, Third, and Fourth Amendments, is hereafter referred to as the "Lease"); and

      WHEREAS, Landlord and Tenant desire to amend the Lease further to, among other things, expand the Premises by an additional 34,856 rentable square feet of area on the 4th and 18th floors of the North Tower commonly identified as
suite  400  and  Suite  1850,  respectively,  as  shown   on
Exhibit "A-1" and Exhibit "A-2" to this Fifth Amendment, all as more fully set forth in this Fifth Amendment;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree to amend the Lease as follows:

1.   Definitions.   Unless  otherwise defined,  all  defined
     terms in the Fifth Amendment have the same meaning as in the Lease.

2. Rent Commencement Date for Fourth Amendment Expansion Premises. The Rent Commencement Date for Expansion as defined in Section 4 of the Fourth Amendment and all references thereto are hereby changed so that the Rent Commencement Date for Expansion for purposes of the Fourth Amendment will be the earlier of: (i) Tenant's occupancy of any portion of the Expansion Premises (as defined in the Fourth Amendment) for the conduct of business, or (ii) May 1, 1998.

3.   Premises.   Beginning  on April 1, 1998  ("Commencement
     Date for 18th Floor Expansion"), the Premises will expand to include the 11,393 rentable square feet of area located on the 18th floor of the North Tower commonly known as Suite 1850 and as shown on Exhibit "A-1" to this Fifth Amendment ("18th Floor Expansion Premises"). Beginning on the earlier of (i) the date of Tenant's occupancy of the 23,463 rentable square feet on the 4th floor of the North Tower commonly known as Suite 400 and as shown on Exhibit "A-2" (4th Floor Expansion Premises") for the conduct of business or (ii) August 1, 1998 (such earlier date hereafter referred to as the "Commencement Date for 4th Floor Expansion"), the Premises will expand to include the 4th Floor Expansion Premises. Thereafter, the Premises as described in the Basic Office Lease Information incorporated into the lease will total 197,601 rentable square feet of area - which Premises will include the Original Premises, the Fourth Amendment Expansion Premises, the 18th Floor Expansion Premises, and the 4th Floor Expansion Premises. Tenant shall execute and deliver to Landlord, within 10 days after Landlord has requested same, a letter confirming (i) the Tenant's acceptance of the 4th Floor and the 18th Floor expansion Premises, (ii) the Commencement Date for 4th Floor and 18th Floor Expansion Premises, and (iii) that Landlord has performed all of its obligations with respect to the 4th Floor and the 18th Floor Expansion Premises. The 4th Floor and the 18th Floor Expansion Premises are subject to remeasurement by Landlord's architect in accordance with the BOMA Standard Method of Measurement following completion of the tenant improvement work described herein.

4.   Term.   The Term of the Lease (i) remains unchanged  by
     this Fifth Amendment and (ii) applies to the 4th Floor and the 18th Floor Expansion Premises.

5. Basic Rental. Beginning on the Commencement Date for 18th Floor Expansion and continuing until the end of the Term, the Basic Rental applicable to the 18th Floor Expansion Premises is set forth in the following schedule and is payable in the manner provided in Article 4 of the
     Lease:

                                   Rental Rate Per
                                    Square Foot of
                                 Rentable Area of 18th
        Months                      Floor Expansion            Rent Due
Commencement Date for 18th Floor
Expansion-October 31, 1998            $19.35           $18,371.21 per month
Nov. 1, 1998 - Oct. 31, 1999          $19.60           $18,608.57 per month
Nov. 1, 1999 - Oct. 31, 2000          $19.85           $18,845.92 per month
Nov. 1, 2000 - Oct. 31, 2001          $20.10           $19,083.28 per month
Nov. 1, 2001 - Oct. 31, 2002          $20.35           $19,320.63 per month
Nov. 1, 2002 - Oct. 31, 2003          $20.60           $19,557.98 per month
Nov. 1, 2003 - Oct. 31, 2004          $20.85           $19,795.34 per month
Nov. 1, 2004 - Oct. 31, 2005          $21.10           $20,032.69 per month
Nov. 1, 2005 - Oct. 31, 2006          $21.35           $20,270.05 per month

Provided that no Event of Default exists, Tenant will receive an abatement of Basic Rental and all other charges under the Lease for the period of time beginning on April 1, 1998, and ending May 31, 1998, with respect to the 18th Floor Expansion Premises. Beginning on June 1, 1998, Tenant will begin paying regular payments of Basic Rental, together with all other charges due under the Lease, with respect to the 18th Floor Expansion Premises whether or not Tenant is then occupying the 18th Floor Expansion Premises for the conduct of business. Beginning on the commencement Date for 4th Floor Expansion and continuing until the end of the Term, the Basic Rental applicable to the 4th Floor Expansion Premises is set forth in the following schedule and is payable in the manner provided in Article 4 of the Lease:

                                  Rental Rate Per
                                   Square Foot of
                                Rentable Area of 4th
         Months                    Floor Expansion            Rent Due
Commencement Date for 4th Floor
Expansion-October 31,1998             $16.91           $33,063.28 per month
Nov. 1, 1998 - Oct. 31, 1999          $17.16           $33,552.09 per month
Nov. 1, 1999 - Oct. 31, 2000          $17.41           $34,040.90 per month
Nov. 1, 2000 - Oct. 31, 2001          $17.66           $34,529.72 per month
Nov. 1, 2001 - Oct. 31, 2002          $17.91           $35,018.53 per month
Nov. 1, 2002 - Oct. 31, 2003          $18.16           $35,507.34 per month
Nov. 1, 2003 - Oct. 31, 2004          $18.41           $35,996.15 per month
Nov. 1, 2004 - Oct. 31, 2005          $18.66           $36,484.97 per month
Nov. 1, 2005 - Oct. 31, 2006          $18.91           $36,973.78 per month

The Basic Rental set forth above applicable to the 18th Floor and the 4th Floor Expansion Premises includes Tenant's Proportionate Share of Basic Costs for the calendar year commencing January 1, 1998, and ending December 31, 1998, but does not include Tenant's share of electrical and other utility charges described in Section 4.c of the Lease and elsewhere. In addition to the Basic Rental applicable to the 18th Floor and the 4th Floor Expansion Premises set forth above, Tenant shall pay Landlord in the manner provided for in the Lease all other amounts due under the Lease, including, without limitation, (i) Tenant's share of the Excess described in Exhibit "C" to the Lease for the years after 1998 and (ii) the Electrical Costs as set forth in
Section 4.c of the Lease. Except as otherwise expressly provided herein, nothing in this Fifth Amendment effects the payment of Basic Rental or other sums due under the Lease. For the purposes of calculating the Excess applicable to the 18th Floor and the 4th Floor Expansion Premises under Exhibit "C" of the Lease, the cap on Controllable Expenses applies, but the Expense Stop applicable to the 18th Floor and the 4th Floor Expansion Premises will be calculated using Basic Cost for the calendar year 1998.

6.   Tenant's  Proportionate  Share.   Landlord  and  Tenant
     stipulate and agree that for all purposes under this Lease, effective from and after the Commencement Date for 18th Floor Expansion until the Commencement Date for the 4th Floor Expansion, the Tenant's Proportionate Share is 16.655%. Landlord and Tenant further stipulate and agree that for all purposes under this Lease, effective from and after the Commencement Date for 4th Floor Expansion, the Tenant's Proportionate Share is 18.899%. It is further stipulated and agreed that for all purposes under this Lease, the Tenant's Proportionate Share is obtained by dividing (i) the rentable square feet in the Premises at the time (which includes a pro rata share of the Common Areas) by (ii) 1,045,551. The foregoing numbers of rentable square feet are stipulations and establish a material part of the economic basis for the execution of this Lease by Landlord and shall not be adjusted unless the rentable area of Premises is increased or decreased by the addition or deletion of rentable area within the Buildings and an appropriate amendment to this Lease is executed.

7.   Tenant Improvements: As Is.

     A.   TENANT AGREES TO ACCEPT THE 18TH FLOOR AND THE 4TH
       FLOOR EXPANSION PREMISES IN THEIR "AS IS" CONDITION AS OF THE DATE OF THIS FIFTH AMENDMENT WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND BY LANDLORD, INCLUDING ANY WARRANTY OF HABITABILITY OR FITNESS FOR ANY PARTICULAR USE. Tenant shall construct all tenant improvements to the 18th floor and the 4th Floor Expansion Premises (collectively, the "Work") pursuant to plans and specifications to be prepared and agreed upon by Landlord and Tenant (the "Plans"). The Work includes, among other things, the demolition of existing leasehold improvements and the construction of new leasehold improvements, the refurbishment of existing leasehold improvements, making alterations to the Premises to comply with the American with Disabilities Act of 1990 ("ADA"), including, without limitation, bringing the restrooms located on the 18th floor of the North Tower in compliance with the requirements of the ADA, and performing certain improvements within the multi-tenant corridor on the 18th floor of the North Tower. Approval by Landlord of the Plans is not a representation or warranty of Landlord that such drawings are adequate for any use, purpose, or condition, or that such drawings comply with any applicable law or code, but is merely the consent of Landlord to the performance of the Work. All changes in the Work must receive the prior written approval of Landlord, and in the event of any such approved change Tenant shall, upon completion of the Work, furnish Landlord with an accurate, reproducible "as-built" plan (e.g., sepia) of the improvements as constructed, which plan shall be incorporated into this Lease by this reference for all purposes.

     B. Tenant shall perform all Work using contractors approved by Landlord in writing prior to the commencement of the Work, which approval must not be unreasonably withheld or delayed. Additionally, Landlord must approve in writing all major subcontractors performing any portion of the Work involving the structural, mechanical, electrical, and plumbing components of the Work, which approval may be granted or withheld in Landlord's sole discretion. Landlord must approve the construction contract entered into by Tenant and its general contractor, which approval shall not be unreasonably withheld, conditioned or delayed, and such contract must provide for a 10% retainage to be withheld by Tenant throughout the progress of the Work and for the final payment to such contractor of such retainage to be made no earlier than 30 days following the completion of the Work. All Work must be performed in a good and workmanlike manner that is free of defects and is in strict conformance with the Plans and all applicable laws, ordinances, regulations, and codes. The Work must be performed in such a manner and at such times as to maintain harmonious labor relations and not to interfere with or delay Landlord's other contractors, the operation of the Buildings, and the occupancy thereof by other tenants. All contractors and subcontractors shall contact Landlord and schedule time periods during which they may use Buildings' facilities in connection with the Work (e.g., elevators, excess electricity, etc.)

     C. Tenant shall bear the entire cost of performing the Work (including, without limitation, design of the Work, preparation of the Plans, and the payment of demolition costs, applicable taxes, and insurance costs) - all of which costs are herein collectively called the "Total Construction Costs"; provided, however, Tenant will receive a construction allowance from Landlord equal to sum of: (i) $17.00 multiplied by the 11,393 rentable square feet of area within the 18th Floor Expansion Premises (i.e., $193,681.00)
       - which amount may be used solely for the portion of the Work relating to the 18th Floor Expansion Premises and (ii) $16.00 multiplied by the 23,463 rentable square foot of area within 4th Floor Expansion Premises (i.e., $375,408.00) - which amount may be used solely for the portion of the Work relating to the 4th Floor Expansion Premises (such sum being the "Construction Allowance"). Tenant must use the Construction Allowance solely for paying the applicable portion of the Total Construction Costs relating to the 18th Floor or the 4th Floor Expansion Premises, as the case may be; provided, however, Tenant may use, out of the total Construction Allowance, an amount up to but not exceeding $3.00 multiplied by the number of rentable square foot of area within the 4th Floor and the 18th Floor Expansion Premises (i.e., $104,568.00) for paying for costs associated with the preparation of the Plans; Tenant's actual, documented out-of-pocket relocation expenses; and Tenant's actual, documented out-of-pocket costs for telecommunication cabling within the 18th Floor and the 4th Floor Expansion Premises. Landlord shall pay the Construction Allowance to Tenant no more frequently than once per month on or before 30 days following Landlord's receipt of the following items from Tenant: (i) an Application and Certificate for Payment (AIA Document G702) fully executed by Tenant's architect,
       (ii) paid invoices from architects, subcontractors, and suppliers evidencing the cost of performing the Work, (iii) lien waivers from Tenant's general contractor and all parties referenced in item (ii) above, and (iv) with respect to the final payment of the Construction Allowance, a certificate of occupancy from the appropriate governmental authority, if applicable to the Work, or evidence of governmental inspection and approval of the Work.

     D. Tenant, its contractors, and their subcontractors shall, at their sole expense, maintain in effect at all times during the full term of the Work, insurance coverages with limits not less than those set forth below with insurers licensed to do business in Texas and acceptable to Landlord and under forms of policies satisfactory to Landlord. None of the requirements contained herein as to types, limits, and Landlord's approval of insurance coverage to be maintained by the above-mentioned parties are intended to and shall not in any manner limit or qualify the liabilities and obligations assumed by Tenant under the Lease.

                                                   Minimum Amounts
        Coverage                                      And Limits
1.  Worker's Compensation

          a) Workers' Compensation                 Statutory Limits
             Employer's Liability                  $100,000

This  policy shall contain a Subrogation in favor of Waiver of Landlord.

2.  Commercial General Liability

          a) Bodily Injury/Property Damage         $500,000 each occurrence
                                                   Or equivalent/$500,000
                                                   aggregate


This policy shall be on a form acceptable to Landlord, endorsed to include Landlord as an additional insured during the term of the contract, state that this insurance is primary insurance as regards to any other insurance carried by Landlord, and shall include the following coverages:

    a) Premises/Operations

    b) Independent Contractors

    c) Completed Operations for a period of two years following acceptance of contractor's work

    d) Broad Form Contractual Liability in support of the Indemnity section of this Lease.

    e) Broad Form Property Damage

    f) Personal Injury Liability with contractual and employee exclusions removed


3.  Comprehensive  Automobile Liability

    a) Bodily Injury                             $250,000 per person
                                                 $500,000 per occurrence
    b) Property Damage                           $100,000 per occurrence

4.  Umbrella Excess Liability Insurance

    a) Bodily Injury/Property                    $5,000,000 per occurrence
                                                 $5,000,000 aggregate

5.   Builder's Risk Policy

     Unless otherwise provided, Tenant shall purchase and maintain property insurance upon the Work at the site to the full insurable value thereof. This insurance shall include the interest of Landlord, Tenant, contractor, and subcontractors in the Work and shall be written on an all risk form.

     The policy shall be written on an excess basis above coverages as described in 1, 2, and 3 above, naming
     Landlord as additional insured.

6.   Contractor's Equipment Policy

      Any such insurance policy covering contractor or its subcontractor's equipment and tools against loss by physical damage shall include an endorsement waiving the insurer's right of subrogation against Landlord.

7. Tenant's architect and engineer shall, at their sole expense, maintain in effect at all times during the full term of the Work, insurance coverages with limits not less than those set forth in 1, 2, and 3 above, as well as professional liability insurance with a limit of not less than $1,000,000 per occurrence and $1,000,000 aggregate and with Landlord named as an additional insured.

Evidence of the above coverages, represented by Certificates of Insurance issued by the insurance carrier must be furnished to Landlord prior to the contractor's starting work. Certificates of Insurance shall specify the additional insured status mentioned above as well as the Waivers of Subrogation. Such Certificates of Insurance shall state that Landlord will be notified in writing 30 days prior to cancellation, material change, or renewal of insurance.

     E. If a delay in the performance of the Work occurs (a) because of any change by Tenant to the Plans, (b) because of any specification by Tenant of materials or installations in addition to or other than Landlord's standard finish-out materials, or (c) if Tenant otherwise delays completion of the Work, then, notwithstanding any provision to the contrary in this Lease, Tenant's obligation to pay Rent with respect to the 18th Floor and 4th Floor Expansion Premises will commence on the scheduled Commencement Date for 18th Floor Expansion or the scheduled commencement Date for 4th Floor Expansion, as the case may be.

     F.    To the extent not inconsistent with this Exhibit,
       Section 8.a of the Lease governs the performance of the Work and the Landlord's and Tenant's respective rights and obligations regarding the improvements installed pursuant thereto.

8. Parking. In addition to Tenant's right to utilize certain parking spaces in the Parking Garage as set forth in Exhibit "G" to the Lease and in the Fourth Amendment and for so long as Tenant is not in material default under this Lease (nor does any condition exists that with the passage of time or the giving of notice, or both, will constitute a default), Tenant is permitted (but not obligated to) utilize during the Term (i) seven (7) additional undesignated parking spaces in the Parking Garage from and after Tenant's occupancy of the 18th Floor Expansion Premises for the conduct of business and (ii) sixteen (16) additional undesignated parking spaces in the Parking Garage from and after Tenant's occupancy of the 4th Floor Expansion Premises for the conduct of business, all subject to such rates, terms, conditions and regulations as are from time to time charged or applicable to patrons of the Parking Garage. The current market rate being charged patrons of the Parking Garage for undesignated parking spaces is $115 a month per space. Except as otherwise set forth in this Fifth Amendment, the terms of Exhibit "G" to the Lease will apply to Tenant's use of such spaces.

9.  Brokerage. Tenant  warrants that it has had no dealings
     with any broker or agent in connection with the negotiation or execution of the Lease or this Fifth Amendment other than
     with  Prentiss Properties Limited, Inc. and Cushman   &
     Wakefield of Texas, Landlord shall pay such brokers all lease commissions arising out of this Fifth Amendment pursuant to a separate agreement. Both Landlord and Tenant agree to indemnify each other and hold each other harmless from and against any and all costs (including investigation and defense costs) and expenses, claims for commissions or other payments by any broker or agent who alleges to have performed services on behalf of the indemnifying party.

10. Termination Option Costs. If Tenant exercises its termination right under Exhibit "S" of the Lease "Termination Option," Landlord and Tenant agree that although Tenant must reimburse Landlord of all of Landlord's all unamortized upfront costs associated with the Premises as provided in such exhibit (including, without limitation, all construction allowances and leasing commissions paid by Landlord throughout the Term), Tenant will not in such event have to reimburse Landlord for the (i) unamortized costs of multi-tenant corridor improvements on the 18th floor of the North Tower, and (ii) unamortized costs to bring the restrooms located on the 18th floor of the North Tower in compliance with the requirements of the ADA.

11.  Management  Company. Tenant acknowledges that  Prentiss
     Properties Limited, Inc. is the Landlord's management and leasing representative.

12. Authority. Each individual signing below represents that he/she has been duly authorized to execute and deliver this Fifth Amendment and that same shall be binding on Landlord and Tenant (as applicable) on whose behalf he/she is signing.

13. Entire Agreement. This Fifth Amendment, together with the provisions of the Lease, embody the entire agreement between the parties with respect to the subject matter hereof and cannot be varied except by written agreement of the parties.

14. Successors and Assigns. All of the terms, covenants, provisions, and conditions of this Fifth Amendment are hereby made binding on the executors, heirs, administrators, successors, and permitted assigns of both parties hereto.

15. Headings. The captions used in connection with the sections of this Fifth Amendment are for convenience only and shall not be deemed to construe or limit the meaning of the language of this Fifth Amendment.

16. Conflict. In the event of any conflict between the provisions of this Fifth Amendment and the provisions of the Lease, the provisions of this Fifth Amendment will govern and control.

17. Drafting. Landlord and Tenant acknowledge and confirm that each of their respective attorneys have participated jointly in the review and revision of this Fifth Amendment and that it has not been written solely by counsel for one party. Landlord and Tenant therefore stipulate and agree that the rule of construction to the effect that any ambiguities are to be or may be resolved against the drafting party shall not be employed in the interpretation of this Fifth Amendment to favor any party against another.

18.  Lease.   As  amended hereby, the Lease will govern  the
     4th Floor and the 18th Floor Expansion Premises and will continue in full force and effect and is ratified and confirmed by Landlord and Tenant. From and after the date of this Fifth Amendment, the term "Lease", when used in the Lease, will mean the Lease, as further amended by this Fifth Amendment.

19. Counterparts. This Fifth Amendment may be executed in multiple counterparts and signature pages from any counterpart may be appended to any other counterpart. All counterparts shall constitute a single, unified instrument.

     WITNESS THE EXECUTION HEREOF, effective as of the date set forth above.


                              AMRESCO, INC., a Delaware corporation

                              By:  //Barry L. Edwards
                              By:    Barry L. Edwards
                              Title: Executive Vice
                                     President and CFO

                              KAB PLAZA PARTNERS, L.P.
                              A Texas limited partnership

                              By:  AB Sub II, Inc.,
                                   Its general partner

                              By:
                              Title:


     Exhibit "A-1"

     18th Floor Expansion Premises

     Exhibit "A-2"

     4th Floor Expansion Premises